EXHIBIT 99.1
Ranger Energy Services, Inc. Reports Fourth Quarter and Full Year 2025 Financial Results

HOUSTON, TX — (March 5, 2026) — Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) today reported its financial and operational results for the fourth quarter and full year ended December 31, 2025.
Financial and Operational Highlights
–Full year 2025 revenue of $546.9 million and net income of $12.3 million, or $0.54 per diluted share
–Full year 2025 Adjusted EBITDA(1) of $73.2 million, representing an Adjusted EBITDA margin of 13.4%, compared to $78.9 million and 13.8% for the full year 2024
–Fourth quarter 2025 Adjusted EBITDA(1) of $20.3 million, representing an Adjusted EBITDA margin of 14.3%, compared to $16.8 million in the third quarter of 2025 and $21.9 million in the fourth quarter of 2024
–Fourth quarter 2025 revenue of $142.2 million, compared to $128.9 million in the third quarter of 2025 and $143.1 million in the fourth quarter of 2024
–Full year 2025 Free Cash Flow(2) of $42.9 million, or $1.89 per share with returns of capital exceeding 40% of 2025 Free Cash Flow(2) through dividends and repurchases
Management Commentary
Stuart Bodden, Chief Executive Officer of Ranger Energy Services, commented, “During the fourth quarter and throughout 2025, Ranger demonstrated the resilience that is characteristic of our business model. The Company concluded 2025 with robust cash generation and reinforced its standing as a through-cycle service provider in the oilfield services sector. Our results reflect the enduring
1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines Adjusted EBITDA as net income or loss before net income expense, income tax provision or benefit, depreciation and amortization, equity-based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance. A non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com
2 “Free Cash Flow” is not presented in accordance with U.S. GAAP and should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. The Company defines Free Cash Flow as net cash provided by operating activities before purchase of property and equipment. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at www.rangerenergy.com.

EXHIBIT 99.1
differentiation of our production-focused strategy against a backdrop of constrained crude oil pricing and declining industry activity.
“Progress on all of our core strategic priorities in 2025 has positioned us well for continued value creation. On the growth front, we completed the acquisition of American Well Services (“AWS”), which is already meaningfully contributing to our financial performance. The transaction was executed at an extremely compelling valuation, and the acquired assets are well maintained, properly certified, and deployed with premier operators. The additional service lines that accompanied the traditional well service rigs present meaningful incremental growth opportunities for Ranger going forward.
“In 2025, we launched our next-generation ECHO Hybrid Electric Rig. The first two ECHO rigs were delivered to customers late in the year and are currently operational. Building on strong customer reception, we recently executed a contract with a key customer for the construction and deployment of 15 additional ECHO rigs. Deliveries under this contract are expected to commence in the third quarter of 2026, with full deployment anticipated by the end of 2027. We are grateful for the trust our customers have placed in this technology, and we view this commitment as a strong affirmation of the ECHO platform’s differentiated capabilities.
“We also see compelling growth potential within select Ancillary and Processing Solutions businesses. During the fourth quarter, we were awarded a significant Plug and Abandonment contract that not only provides financial benefits but also enables Ranger to serve as a trusted environmental partner to regulatory agencies. Work under this contract has commenced and represents an important expansion of our P&A service line.
“We continue to generate an exceptional level of free cash flow from operations, and our business model provides the flexibility to reinvest in organic growth initiatives such as the ECHO program, pursue strategic acquisitions, and simultaneously return meaningful capital to shareholders. In 2025, we repurchased nearly one million Ranger shares at an average price of $12.26. Combined with our regular quarterly dividend, these actions returned more than 40% of our annual free cash flow to shareholders. Following completion of the AWS transaction, we prioritized debt repayment, and the Company ended the year in a net cash position. Our balance sheet remains strong and is well positioned to support the next phase of growth.
“As we move through 2026, we are optimistic about Ranger’s continued momentum and value creation potential. Integration of the AWS business is progressing well, as we work to build a unified OneRanger culture across the combined organization. Our High Specification Rigs segment delivered a record year, achieving its highest-ever annual rig hours while sustaining strong margins. Ancillary and Wireline service lines have stabilized over recent months, and we will pursue returns-focused growth opportunities within those businesses in 2026. Notwithstanding an industry outlook characterized by activity uncertainty, Ranger is well positioned to deliver steady year-over-year improvement, driven by our differentiated service capabilities, insightful and timely strategic acquisitions, and consistent operational discipline. Safety, efficiency, cost management, and superior service quality remain the cornerstones of our operating philosophy.
“Reflecting on our accomplishments over the past year, I want to thank the employees of Ranger whose dedication and hard work make our success possible, and also extend a warm welcome to our newest colleagues from AWS, who are now an integral part of the OneRanger family. Our people are the foundation of everything we do, and we are proud to have each of you as part of our organization.”

EXHIBIT 99.1
2025 STRATEGIC ACCOMPLISHMENTS
Value creation at Ranger is underpinned by four key strategic pillars, each of which saw meaningful advancement in 2025.
A.Maximizing Cash Flow: Ranger generated $69.0 million of Cash from Operations in 2025, net of $23.6 million in asset purchases. Free cash flow conversion remained strong relative to Adjusted EBITDA, consistent with the Company’s guidance of approximately 60%. Capital deployment decisions were rigorously evaluated against return thresholds and long-term cash generation potential.
B.Fortifying the Balance Sheet: The Company maintained low leverage throughout 2025. Despite borrowing approximately $22 million to fund the cash consideration for the AWS acquisition, disciplined working capital management enabled the Company to end the year in a net cash position.
C.Executing on Growth: The Company completed the acquisition of American Well Services (“AWS”) in the fourth quarter of 2025 at a compelling valuation, establishing Ranger as the largest well services provider in the Lower 48 with the largest fleet of active and available rigs in the United States. In early 2026, the Company executed a contract with a major operator for the construction and deployment of 15 additional ECHO Hybrid Electric Rigs, with deliveries scheduled between the fall of 2026 and early summer 2027.
D.Returning Capital to Stockholders: Ranger again exceeded its commitment to return a minimum of 25% of Free Cash Flow(2) to shareholders. During 2025, the Company repurchased 994,400 shares of Class A Common Stock for an aggregate net cost of $12.3 million at an average price of $12.26 per share. Since the inception of the repurchase program in 2023, the Company has repurchased a cumulative 4,320,200 shares, representing more than 18% of shares outstanding as of December 31, 2025 for a total net cost of $47.1 million, at an average price of $10.80 per share. The Board of Directors approved a quarterly cash dividend of $0.06 per share, payable on April 6, 2026 to stockholders of record as of the close of business on March 20, 2026.
PERFORMANCE SUMMARY
Fourth quarter 2025 revenue was $142.2 million, an increase of $13.3 million from the third quarter of 2025 and a decrease of $0.9 million compared to the fourth quarter of 2024. The sequential increase was primarily attributable to the contribution of the AWS business, while the modest year-over-year decline reflected reduced activity in the Wireline Services segment. Cost of services was $117.1 million, or 82% of revenue, in the fourth quarter of 2025, approximately flat with $116.8 million, or 83% of revenue, in the prior year period, and higher than $109.1 million in the third quarter of 2025, reflecting the consolidation of AWS. General and administrative expenses were $8.9 million in the fourth quarter of 2025, compared to $6.6 million in the third quarter of 2025 and $7.1 million in the fourth quarter of 2024, with the increase driven by transaction-related costs including investment banking, legal, and diligence fees associated with the AWS acquisition.
Net income for the fourth quarter of 2025 was $3.2 million, compared to $1.2 million in the third quarter of 2025 and $5.8 million in the fourth quarter of 2024. Fully diluted earnings per share was $0.14 for the fourth quarter of 2025, compared to $0.05 in the prior quarter and $0.25 in the prior year period.

EXHIBIT 99.1
Fourth quarter 2025 Adjusted EBITDA(1) was $20.3 million, an increase of $3.5 million from $16.8 million in the third quarter of 2025, and a decrease of $1.6 million from $21.9 million in the fourth quarter of 2024. The sequential improvement was driven by stronger revenue and margins in the High Specification Rigs and Processing Solutions and Ancillary Services segments. The year-over-year decrease was primarily attributable to margin compression within the Wireline Services segment.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $92.3 million in the fourth quarter of 2025, an increase of $11.4 million from $80.9 million in the third quarter of 2025 and an increase of $5.3 million from $87.0 million in the prior year period. Rig hours increased 16% sequentially to 128,500 from 111,200, and increased 11% year over year from 115,900. Hourly rig rates declined modestly, by 1% sequentially to $718 from $727 per hour, and by 4% year over year from $751, reflecting changes in asset mix and fluctuations in idle and downtime between jobs.
Segment operating income was $12.0 million in the fourth quarter of 2025, an increase of $2.0 million, or 20%, from $10.0 million in the prior quarter, and a decrease of $1.4 million, or 10%, from $13.4 million in the prior year period. Adjusted EBITDA(1) was $19.6 million, up from $15.7 million in the third quarter of 2025 and up from $19.0 million in the fourth quarter of 2024.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $37.5 million in the fourth quarter of 2025, an increase of $6.7 million, or 22%, from $30.8 million in the third quarter of 2025, and an increase of $4.0 million, or 12%, from $33.5 million in the prior year period. The improvement relative to both comparison periods was primarily attributable to higher operational activity across several service lines, with the most significant contribution from ancillary solutions acquired in the AWS transaction.
Segment operating income was $2.9 million in the fourth quarter of 2025, compared to $3.4 million in the third quarter of 2025 and $5.5 million in the prior year period. Adjusted EBITDA(1) was $6.2 million, an increase from $5.5 million in the third quarter of 2025 and a decrease from $8.0 million in the fourth quarter of 2024.
Wireline Services
Wireline Services segment revenue was $12.4 million in the fourth quarter of 2025, a decrease of $4.8 million, or 28%, from $17.2 million in the third quarter of 2025, and a decrease of $10.2 million, or 45%, from $22.6 million in the prior year period. Wireline Completions reported 1,500 completed stages, a decrease of 17% from 1,800 stages in both the third quarter of 2025 and the fourth quarter of 2024. The revenue and activity declines reflect the Company’s deliberate adjustment of its service mix in response to market conditions.
Segment operating loss was $2.7 million in the fourth quarter of 2025, an improvement of $1.5 million from an operating loss of $4.2 million in the third quarter of 2025, and improved from an operating loss of $3.0 million in the prior year period. Adjusted EBITDA(1) was approximately breakeven, compared to

EXHIBIT 99.1
$0.4 million in the third quarter of 2025 and $0.2 million in the fourth quarter of 2024. Results continue to reflect pricing pressures and operating deleverage resulting from activity declines within the service line.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of December 31, 2025, the Company had total liquidity of $67.7 million, comprised of $57.4 million of available capacity under its revolving credit facility and $10.3 million of cash on hand. This compares to total liquidity of $112.1 million as of December 31, 2024, comprised of $71.2 million of revolving credit facility capacity and $40.9 million of cash. The reduction in liquidity reflects the deployment of capital for the AWS acquisition.
Cash provided by Operating Activities was $69.0 million for the full year 2025, compared to $84.5 million in 2024. Full year 2025 Free Cash Flow(2) was $42.9 million, a decrease from $50.4 million in 2024, driven primarily by lower profitability in the Wireline Services segment.
Capital expenditures for 2025 totaled $26.1 million, a decrease from $34.1 million in 2024, which included approximately $9.0 million of growth-related expenditures.
Conference Call
The Company will host a conference call to discuss its fourth quarter and full year 2025 results on Thursday, March 5, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Participants within the United States may access the call by dialing 1-833-255-2829; international participants may dial 1-412-902-6710. A live audio webcast will be available through the Investor Relations section of the Company’s website at www.rangerenergy.com. Participants are encouraged to join the webcast or dial in to the conference call before the scheduled start time. An audio replay will be available on the Company’s website shortly after the conclusion of the call and will remain accessible for approximately seven days.
Ranger management will participate in the Piper Sandler 25th Annual Energy Conference from March 16 through 18, 2026, and welcomes the opportunity to meet with investors.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. The Company’s services support well operations across the full lifecycle, including completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including statements regarding strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans, and management objectives, are forward-looking statements. When used in this press release, the words “may,” “should,” “intend,” “could,” “believe,” “anticipate,” “estimate,” “expect,” “outlook,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements represent Ranger’s current expectations or beliefs regarding future events, and actual results may differ materially from those described herein.

EXHIBIT 99.1
Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any of the forward-looking statements contained herein. The Company’s future results will depend upon various risks and uncertainties, including but not limited to those detailed in its filings with the U.S. Securities and Exchange Commission (“SEC”), including those set forth under “Part I, Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 4, 2024. SEC filings are available through the Company’s website or through the SEC’s EDGAR system at www.sec.gov.
All forward-looking statements included in this press release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statement speaks only as of the date on which such statement is made, and except as otherwise required by applicable law, the Company undertakes no obligation to update any forward-looking statement to reflect future events or circumstances.

Investor Contact:
Melissa Cougle
Executive Vice President and Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended September 30,	Three Months Ended December 31,		Year Ended December 31,
	2025	2025	2024	2025	2024
Revenue
High Specification Rigs	$80.9	$92.3	$87.0	$347.0	$336.1
Wireline Services	17.2	12.4	22.6	68.9	110.2
Processing Solutions and Ancillary Services	30.8	37.5	33.5	131.0	124.8
Total revenue	128.9	142.2	143.1	546.9	571.1

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High Specification Rigs	65.2	72.9	68.3	276.9	267.1
Wireline Services	18.6	12.8	22.9	72.4	107.3
Processing Solutions and Ancillary Services	25.3	31.4	25.6	107.3	98.4
Total cost of services (exclusive of depreciation and amortization)	109.1	117.1	116.8	456.6	472.8
General and administrative	6.6	8.9	7.1	29.6	27.8
Depreciation and amortization	11.0	13.8	10.8	46.3	44.1
Impairment of assets	—	—	—	0.4	—
Gain on sale of assets	(0.4)	(0.8)	(0.5)	(1.4)	(2.2)
Total operating expenses	126.3	139.0	134.2	531.5	542.5

Operating income	2.6	3.2	8.9	15.4	28.6

Other income and expenses
Interest expense, net	0.4	0.2	0.5	1.2	2.6
Other income, net	(0.3)	(1.7)	—	(3.6)	—
Total other expenses (income), net	0.1	(1.5)	0.5	(2.4)	2.6

Income before income tax expense	2.5	4.7	8.4	17.8	26.0
Income tax expense	1.3	1.5	2.6	5.5	7.6
Net income	1.2	3.2	5.8	12.3	18.4

Income per common share:
Basic	$0.06	$0.14	$0.26	$0.55	$0.82
Diluted	$0.05	$0.14	$0.25	$0.54	$0.81
Weighted average common shares outstanding
Basic	21,769,012	22,802,742	22,250,468	22,358,120	22,518,726
Diluted	22,082,764	23,228,396	22,920,235	22,675,249	22,852,632

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$10.3	$40.9
Accounts receivable, net	77.9	68.4
Contract assets	17.1	16.7
Inventory	3.1	5.7
Prepaid expenses and other current assets	12.5	11.4
Assets held for sale	0.3	0.8
Total current assets	121.2	143.9

Property and equipment, net	280.9	224.3
Intangible assets, net	4.9	5.6
Operating leases, right-of-use assets	11.0	7.0
Other assets	1.3	0.8
Total assets	$419.3	$381.6

Liabilities and Stockholders' Equity
Accounts payable	25.3	27.2
Accrued expenses	25.4	28.2
Other financing liability, current portion	0.7	0.7
Borrowings under Revolving Credit Facility	3.5	—
Short-term lease liability	11.3	8.7
Other current liabilities	3.0	0.4
Total current liabilities	69.2	65.2

Long-term lease liability	16.8	14.1
Other financing liability	9.6	10.3
Deferred tax liability	23.5	18.2
Other long-term liabilities	0.1	—
Total liabilities	$119.2	$107.8

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2025 and December 31, 2024	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 28,435,316 shares issued and 23,563,288 shares outstanding as of December 31, 2025; 26,130,574 shares issued and 22,252,946 shares outstanding as of December 31, 2024	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of December 31, 2025 and December 31, 2024	—	—
Less: Class A Common Stock held in treasury at cost; 4,872,028 treasury shares as of December 31, 2025 and 3,877,628 treasury shares as of December 31, 2024	(50.9)	(38.6)
Retained earnings	48.9	42.2
Additional paid-in capital	301.8	269.9
Total controlling stockholders' equity	300.1	273.8
Total liabilities and stockholders' equity	$419.3	$381.6

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2025	2024
Cash Flows from Operating Activities
Net income	$12.3	$18.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46.3	44.1
Equity based compensation	6.5	5.8
Gain on sale of assets	(1.4)	(2.2)
Impairment of assets	0.4	—
Deferred income tax expense	5.4	6.9
Other expenses	2.6	1.3
Changes in operating assets and liabilities
Accounts receivable, net	16.3	16.7
Contract assets	(0.4)	1.0
Inventory	0.2	0.4
Prepaid expenses and other current assets	(1.0)	(1.8)
Other assets	1.9	2.1
Accounts payable	(9.8)	(3.7)
Accrued expenses	(7.4)	(2.4)
Other current liabilities	(2.7)	(2.6)
Other long-term liabilities	(0.2)	0.5
Net cash provided by operating activities	69.0	84.5

Cash Flows from Investing Activities
Purchase of property and equipment	(26.1)	(34.1)
Proceeds from disposal of property and equipment	2.5	3.0
Purchase of business, net of cash received	(52.5)	—
Net cash used in investing activities	(76.1)	(31.1)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	43.0	27.3
Principal payments on Revolving Credit Facility	(39.5)	(27.3)
Principal payments on financing lease obligations	(6.6)	(5.7)
Principal payments on other financing liabilities	(0.7)	(0.6)
Dividends paid to Class A Common Stock stockholders	(5.5)	(4.5)
Shares withheld for equity compensation	(2.0)	(1.8)
Payments on Other Installment Purchases	—	(0.1)
Repurchase of Class A Common Stock	(12.2)	(15.5)
Net cash used in financing activities	(23.5)	(28.2)

Increase (decrease) in cash and cash equivalents	(30.6)	25.2
Cash and cash equivalents, Beginning of Period	40.9	15.7
Cash and cash equivalents, End of Period	$10.3	$40.9

Supplemental Cash Flow Information
Interest paid	$2.0	$2.0
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable and accrued liabilities	$(0.1)	$0.4
Additions to fixed assets through installment purchases and financing leases	$(8.9)	$(8.6)
Additions to fixed assets through asset trades	$(1.8)	$(4.2)
Shares issued for the purchase of a business	$(27.5)	$—

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax expense, depreciation and amortization, equity‑based compensation, acquisition‑related costs, severance and reorganization costs, gain on sale of assets, significant and unusual legal fees and settlements, impairment of assets, employee retention credit, inventory adjustment, and certain other non‑cash and certain other items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended December 31, 2025
Net income (loss)	$12.0	$(2.7)	$2.9	$(9.0)	$3.2
Interest expense, net	—	—	—	0.2	0.2
Income tax expense	—	—	—	1.5	1.5
Depreciation and amortization	7.4	2.3	3.2	0.9	13.8
EBITDA	19.4	(0.4)	6.1	(6.4)	18.7
Equity based compensation	—	—	—	1.7	1.7
Gain on sale of assets	—	—	—	(0.8)	(0.8)
Severance and reorganization costs	—	0.3	0.1	—	0.4
Acquisition related costs	0.2	0.1	—	1.3	1.6
Legal fees and settlements	—	—	—	0.3	0.3
Employee retention credit	—	—	—	(1.6)	(1.6)
Adjusted EBITDA	$19.6	$—	$6.2	$(5.5)	$20.3

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended September 30, 2025
Net income (loss)	$10.0	$(4.2)	$3.4	$(8.0)	$1.2
Interest expense, net	—	—	—	0.4	0.4
Income tax expense	—	—	—	1.3	1.3
Depreciation and amortization	5.7	2.8	2.1	0.4	11.0
EBITDA	15.7	(1.4)	5.5	(5.9)	13.9
Equity based compensation	—	—	—	1.6	1.6
Gain on sale of assets	—	—	—	(0.4)	(0.4)
Severance and reorganization costs	—	0.1	—	—	0.1
Acquisition related costs	—	0.1	—	—	0.1
Legal fees and settlements	—	—	—	0.2	0.2
Employee retention credit	—	—	—	(0.3)	(0.3)
Inventory adjustment	—	1.6	—	—	1.6
Adjusted EBITDA	$15.7	$0.4	$5.5	$(4.8)	$16.8

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended December 31, 2024
Net income (loss)	$13.4	$(3.0)	$5.5	$(10.1)	$5.8
Interest expense, net	—	—	—	0.5	0.5
Income tax expense	—	—	—	2.6	2.6
Depreciation and amortization	5.3	2.7	2.4	0.4	10.8
EBITDA	18.7	(0.3)	7.9	(6.6)	19.7
Equity based compensation	—	—	—	1.8	1.8
Gain on sale of assets	—	—	—	(0.5)	(0.5)
Severance and reorganization costs	0.2	0.5	0.1	—	0.8
Acquisition related costs	0.1	—	—	—	0.1
Adjusted EBITDA	$19.0	$0.2	$8.0	$(5.3)	$21.9

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Year Ended December 31, 2025
Net income (loss)	$46.0	$(13.9)	$14.1	$(33.9)	$12.3
Interest expense, net	—	—	—	1.2	1.2
Income tax expense	—	—	—	5.5	5.5
Depreciation and amortization	24.1	10.4	9.6	2.2	46.3
EBITDA	70.1	(3.5)	23.7	(25.0)	65.3
Impairment of assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	6.5	6.5
Gain on sale of assets	—	—	—	(1.4)	(1.4)
Severance and reorganization costs	—	1.0	0.1	0.1	1.2
Acquisition related costs	0.2	0.6	0.1	1.4	2.3
Legal fees and settlements	—	—	—	0.8	0.8
Employee retention credit	—	—	—	(3.5)	(3.5)
Inventory adjustment	—	1.6	—	—	1.6
Adjusted EBITDA	$70.3	$(0.3)	$23.9	$(20.7)	$73.2

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Year Ended December 31, 2024
Net income (loss)	$46.8	$(8.5)	$17.8	$(37.7)	$18.4
Interest expense, net	—	—	—	2.6	2.6
Income tax expense	—	—	—	7.6	7.6
Depreciation and amortization	22.2	11.4	8.6	1.9	44.1
EBITDA	69.0	2.9	26.4	(25.6)	72.7
Equity based compensation	—	—	—	5.8	5.8
Gain on sale of assets	—	—	—	(2.2)	(2.2)
Severance and reorganization costs	0.9	0.6	0.2	0.1	1.8
Acquisition related costs	0.4	—	—	0.1	0.5
Legal fees and settlements	0.2	—	—	0.1	0.3
Adjusted EBITDA	$70.5	$3.5	$26.6	$(21.7)	$78.9
Free Cash Flow
We believe Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net cash provided by operating activities	$24.1	$32.7	$69.0	$84.5
Purchase of property and equipment	(7.0)	(5.4)	(26.1)	(34.1)
Free Cash Flow	$17.1	$27.3	$42.9	$50.4